Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Jennifer Matuschek VP/Investor Relations 303-220-0100 jmatuschek@ciber.com

CIBER REPORTS PRELIMINARY 2008 RESULTS

GREENWOOD VILLAGE, Colorado — January 29, 2009 — Today CIBER, Inc. (NYSE: CBR), announced that preliminary results for fiscal 2008 are revenue of approximately $1.19 billion, net income of approximately $30 million, and GAAP EPS of $0.50/share, which would include preliminary fourth quarter results of $279 million, $6 million and $0.10/share, respectively.  Also, preliminary results reflect CIBER generated approximately $90 million in cash from its operations and paid down long-term debt by over $40 million in 2008.

“These numbers are not as strong as we believed when we announced our third quarter results last October.  The continuing decay in global economic conditions contributed to a couple of client bankruptcies, one to liquidation, and curtailments at others.  Also, the rapid strength of the U.S. dollar against foreign currencies created compression in consolidating results into dollars, and the unprecedented strength of the Euro to the British pound also created an inter-subsidiary translation P&L charge of nearly one million dollars, even though no cash was moved,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We have made significant overhead streamlining moves since last August, which began to show up in reduced overhead expenses in late 2008 and will continue to appear as 2009 proceeds.  We plan to discuss 2008 in more depth in our upcoming year-end conference call.”

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue approximately $1.2 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

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